Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Registration Nos. 333-104743 and 333-144442) of Forward Industries, Inc., of our report dated November 29, 2007, which appears in the annual report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2007.

/s/ Kaufman, Rossin & Co., P.A.

Certified Public Accountants

November 29, 2007

Miami, Florida